Exhibit 16.1.3

Letter requested by the Company to be furnished to the commission by Gruber & Company LLC

January 16, 2008

Securities and Exchange Commission
450 Fifth St. N.W.
Washington, D.C. 20549

Re: PSI Corporation
Commission File Number 0000888702

We have read the statements that we understand PSI Corporation will include under item 4.01 of the form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very Truly Yours,

/s/ Gruber & Company
Gruber & Company LLC